UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of report (Date of earliest event reported):
                        April 26, 2005 (April 22, 2005)


                         SkyTerra Communications, Inc.
            (Exact name of registrant as specified in its charter)


          Delaware                      000-13865              23-2368845
(State or Other Jurisdiction         (Commission File         (IRS Employer
   of Incorporation)                      Number)         Identification Number)


           19 West 44th Street, Suite 507, New York, New York 10036 (Address of principal executive offices, including zip code)


                                (212) 730-7540
             (Registrant's telephone number, including area code)


                                      N/A
         (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1         Registrant's Business and Operations

Item 1.01.        Entry into a Material Definitive Agreement.

         On April 22, 2005 (the "Closing Date"), SkyTerra Communications, Inc. (the "Company") completed its acquisition (the "Acquisition") of 50% of the equity interests of Hughes Network Systems, LLC ("HNS") from Hughes Network Systems, Inc. ("HNSI"), a wholly owned subsidiary of The DIRECTV Group, Inc. ("DIRECTV"), for $50.0 million in cash and 300,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"). The Acquisition occurred pursuant to the Contribution and Membership Interest Purchase Agreement (the "Contribution Agreement") among the Company, DIRECTV, HNSI and HNS, dated as of December 3, 2004, as amended.

         Immediately prior to the Acquisition, HNSI contributed substantially all of the assets and certain liabilities of its very small aperture terminal, mobile satellite and carrier businesses, as well as the certain portions of its SPACEWAY Ka-band satellite communications platform that is under development, to HNS, which at the time was a wholly-owned subsidiary of HNSI. Concurrently, HNS incurred $325.0 million of term indebtedness and obtained a $50.0 million revolving credit facility (the "Financing"), and in consideration for the contribution of assets by HNSI, HNS paid HNSI $190.7 million of cash, which represents the stated purchase price of $201.0 million less an estimated purchase price adjustment of $10.3 million. On the Closing Date, following the Financing, the Company purchased 50% of HNS from HNSI as described above.

         On the Closing Date, pursuant to the Contribution Agreement, the Company entered into an amended and restated limited liability company agreement (the "LLC Agreement") with HNSI regarding the ownership and management of equity interests in HNS. The LLC Agreement governs the management of HNS as well as the relationship among the Company, HNS and HNSI. Pursuant to the LLC Agreement:

         o There are two classes of HNS' membership units - one voting and the other non-voting. The Company and HNSI each hold 50% of the voting units. The non-voting units are available for issuance to HNS' employees, officers, directors and consultants.

         o HNS' board of managers is composed of seven members. Three managers will be elected by the Company and its permitted transferees, three managers will be elected by HNSI and its permitted transferees, and one independent manager will be elected jointly by the Company and HNSI and their respective permitted transferees.

         o The Company, as managing member, is responsible for the management of HNS' business and affairs, with the exception of certain major decisions which require the consent of a majority the board of managers (not including the independent manager), including:

              o incurring debt or guarantee obligations in excess of $10.0 million;

              o except with respect to any drag-along rights pursuant to the Investor Rights Agreement (as defined below), entering into mergers, consolidations or other significant transactions, including any proposed initial public offering by HNS acquisitions, joint ventures, dispositions or equity investments in third parties (where such equity investments are in excess of $2.5 million in the aggregate);

              o hiring or terminating senior executive officers, determining the financial terms of their employment and approving plans to issue non-voting units to employees, officers and members of HNS' board of managers;

              o approving HNS' annual operating budget and changing accounting policies;

              o   replacing the managing member; and

              o making any loans, advances, guarantees and similar transactions to any member of HNS' board of managers or their affiliates.

         o the Company is entitled to receive a quarterly management fee of $250,000 in cash in consideration for serving as managing member during the first twelve quarters following the Closing Date.

         The description of the LLC Agreement contained herein is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 99.3 and is incorporated herein by reference.

         On the Closing Date, pursuant to the Contribution Agreement, the Company also entered into an investor rights agreement (the "Investor Rights Agreement") with HNS and HNSI. Under the terms of the Investor Rights Agreement, as holders of HNS' voting membership units, the Company and HNSI have certain customary tag along rights, drag-along rights, registration rights and other related rights, with respect to sales of HNS' voting membership units. Included in the registration rights is the right after five years for either HNSI or the Company to request up to five demand registrations each for underwritten public offerings of $50.0 million or more of HNS' membership interests or other equity interests. However, HNS is only required to effect one registration in any six-month period. In addition, if HNS is ever eligible to file a shelf registration statement with the Securities and Exchange Commission for its equity interests, each of HNSI and the Company will have the right to register sales of HNS' equity interests owned by them in amount of $10.0 million or more. HNS has agreed to indemnify the investors under the securities laws in connection with any registered transactions and pay for certain costs of registration. The description of the Investor Rights Agreement contained herein is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 99.4 and is incorporated herein by reference.

         On the Closing Date, pursuant to the Contribution Agreement, the Company entered into a registration rights agreement (the "Registration Rights Agreement") with HNSI pursuant to which the Company granted HNSI certain registration rights with respect to the 300,000 shares of Common Stock issued to HNSI in connection with the transactions contemplated by the Contribution Agreement. At the instruction of HNSI, the 300,000 shares of Common Stock were issued to DIRECTV, which holds the rights of HNSI pursuant to the Registration Rights Agreement. Should the Company propose to register any of its Common Stock for sale to the public, DIRECTV will have the right to include the shares of Common Stock owned by it in the same or a concurrent registration statement filed by the Company for the registration of its Common Stock under the Securities Act of 1933, as amended. The Company will bear all expenses, other than underwriting discounts, selling commissions and certain other fees and expenses related thereto. The Registration Rights Agreement also contains customary provisions with respect to registration procedures, underwritten offerings and indemnification. The description of the Registration Rights Agreement contained herein is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 99.5 and is incorporated herein by reference.

         On April 22, 2005, the Company entered into (i) a First Lien Parent Pledge Agreement (the "First Lien Pledge Agreement") with HNSI (together with the Company, the "Pledgors" and each, a "Pledgor"), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the "First Lien Administrative Agent") for the lenders (the "First Lien Lenders") to the Credit Agreement, dated as of April 22, 2005 (as amended, supplemented or otherwise modified from time to time, the "First Lien Credit Agreement"), among HNS, the First Lien Lenders, Bear Stearns Corporate Lending Inc., as syndication agent and J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc., as joint lead arrangers and joint book managers and (ii) a Second Lien Parent Pledge Agreement (the "Second Lien Pledge Agreement"; and together with the First Lien Pledge Agreement, the "Pledge Agreements") with HNSI in favor of Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the "Second Lien Administrative Agent") for the lenders (the "Second Lien Lenders"; and together with the First Lien Lenders, the "Lenders") to the Second Lien Credit Agreement, dated as of April 22, 2005 (as amended, supplemented or otherwise modified from time to time, the "Second Lien Credit Agreement"; and together with the First Lien Credit Agreement, the "Credit Agreements"), among HNS, the Second Lien Administrative Agent, JPMorgan Chase Bank, N.A., as syndication agent and J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc., as joint lead arrangers and joint book managers.

         Pursuant to the First Lien Pledge Agreement, each Pledgor granted to the First Lien Administrative Agent for the benefit of the First Lien Lenders under the First Lien Credit Agreement a first priority security interest in each Pledgor's membership interest in HNS (the "Pledged Collateral") to secure the obligations of HNS under the First Lien Credit Agreement (the "First Priority Obligations"). Subject to certain conditions, if an event of default under the First Lien Credit Agreement occurs, the First Lien Administrative Agent may exercise the Pledgor's rights in the Pledged Collateral, and the First Lien Administrative Agent shall have all of the rights with respect to the Pledged Collateral of a secured party under the Uniform Commercial Code, including the right to sell the collateral at public or private sale. The proceeds received upon realization on the Pledged Collateral shall be applied to pay any outstanding obligations of HNS under the First Lien Credit Agreement. The First Lien Pledge Agreement permits each Pledgor to transfer its interest in the Pledged Collateral to third parties so long as such transferee becomes a party to the First Lien Pledge Agreement and pledges its transferred interests or the Pledged Collateral to the First Lien Administrative Agent. The First Lien Pledge Agreement contains customary representations, warranties and covenants. The description of the First Lien Pledge Agreement contained herein is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit
99.8 and is incorporated herein by reference.

         Pursuant to the Second Lien Pledge Agreement, each Pledgor granted the Second Lien Administrative Agent for the benefit of the Second Lien Lenders under the Second Lien Credit Agreement a second priority security interest in the Pledged Collateral to secure the obligations of HNS under the Second Lien Credit Agreement. The security interests granted pursuant to the Second Lien Pledge Agreement are expressly subject and subordinated to the First Priority Obligations. Subject to the satisfaction of the First Priority Obligations and certain additional conditions, if an event of default under the Second Lien Credit Agreement occurs, the Second Lien Administrative Agent may exercise the Pledgor's rights in the Pledged Collateral, and the Second Lien Administrative Agent shall have all of the rights with respect to the Pledged Collateral of a secured party under the Uniform Commercial Code, including the right to sell the collateral at public or private sale. The proceeds received upon realization on the Pledged Collateral shall be applied to pay any outstanding obligations of HNS under the Second Lien Credit Agreement. The Second Lien Pledge Agreement contains identical representations, warranties and covenants (including with respect to the transfer of Pledged Collateral by the Pledgors) as contained in the First Lien Pledge Agreement. The description of the Second Lien Pledge Agreement contained herein is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 99.9 and is incorporated herein by reference.

         Additional information regarding the Credit Agreements is provided in
Item 2.03 below, which information is incorporated by reference into this Item 1.01.

Section 2         FINANCIAL INFORMATION

Item 2.01         Completion of Acquisition or Disposition of Assets.

         As set forth in Item 1.01 above, on the Closing Date, the Company consummated the Acquisition by acquiring 50% of the equity interests of HNS for aggregate consideration of $50.0 million in cash and 300,000 shares of Common Stock pursuant to the Contribution Agreement. Set forth in Exhibit 99.1 hereto is certain information concerning the business of HNS and its subsidiaries. All of the information contained in Exhibit 99.1 is incorporated by reference into this Item 2.01 of this Current Report on Form 8-K as if fully set forth herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

         The First Lien Credit Agreement provides for a $250 million first-lien term loan facility to HNS, which matures on April 22, 2012 (the "First Lien Term Loan"), and a $50 million revolving credit facility, which matures on April 22, 2011 (the "Revolving Facility"). The First Lien Term Loan will amortize beginning on June 30, 2007 until its maturity date in quarterly installments over such period in an amount equal to 1% per annum for the first four years and nine months with the balance due on the maturity date of the First Lien Term Loan. The Revolving Facility also contains a $40 million letter of credit sub-facility and a $10 million swingline loan sub facility.

         The Second Lien Credit Agreement provides for a $75 million second-lien term loan facility to HNS, which matures on April 22, 2013 (the "Second Lien Term Loan"). The Second Lien Term Loan will amortize beginning on June 30, 2007 until its maturity date in quarterly installments over such period in an amount equal to 1% per annum for the first five years and nine months with the balance due on the maturity date of the Second Lien Term Loan.

         HNS' obligations under the Credit Agreements are guaranteed by all of its existing and future direct and indirect wholly-owned domestic subsidiaries (other than its license subsidiaries and its receivables subsidiaries) (HNS and each of such guarantors collectively, the "Loan Parties," and individually, a "Loan Party"). The obligations of each Loan Party in respect of the Credit Agreements are secured by a perfected security interest, on a first-priority basis (in the case of the First Lien Credit Agreement) or a second-priority basis (in the case of the Second Lien Credit Agreement), in the voting membership units of HNS and in all of the tangible and intangible assets of each Loan Party, to the extent legally permissible, including a pledge of all capital stock, other equity interests and notes directly owned by such Loan Party; provided that not more than 65% of the total outstanding voting stock of any non-United States subsidiary will be pledged. The collateral also secures certain interest rate protection and other hedging agreements permitted by the Credit Agreements.

         Borrowings under each of the Credit Agreements will, at HNS' option, bear interest at a rate equal to (i) the ABR (as defined below) plus an applicable margin or (ii) the Eurodollar rate plus an applicable margin. "ABR" means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principle office in New York City, (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements plus 1% and (iii) the federal funds effective rate from time to time plus 0.5%. Borrowings under the First Lien Term Loan and the Revolving Facility have an applicable margin of 1.50% in the case of ABR loans and 2.50% in the case of Eurodollar loans (which such rates may be reduced upon achieving certain leverage ratios). Borrowings under the Second Lien Term Loan have an applicable margin of 4.50% in the case of ABR loans and 5.50% in the case of Eurodollar loans.

         Each of the Credit Agreements contains limitations customary for such financings, including, among others, limitations on indebtedness; limitations on liens; limitations on investments and acquisitions; limitations on dividends; limitations on stock redemptions and the redemption or prepayment of other debt; limitations on mergers, limitations on consolidations or sales of assets; and limitations on transactions with affiliates. HNS and its subsidiaries are also subject to financial covenants, including, among others, minimum fixed charge coverage ratios and maximum leverage ratios.

         Each of the Credit Agreements also contains events of default customary for such financings, including, but not limited to, nonpayment of principal, interest, fees or other amounts when due; violation of covenants; breaches of representations and warranties; cross defaults; changes of control; dissolution; insolvency; bankruptcy events; material judgments; and actual or asserted invalidity of the Credit Agreements. Some of these events of default allow for grace periods or are qualified by concepts of materiality.

         On the Closing Date, $190.7 million of proceeds borrowed under the Credit Agreements were used to make payments to HNSI in connection with the transfer of HNSI's assets to HNS. The descriptions of the First Lien Credit Agreement and the Second Lien Credit Agreement contained herein are qualified in their entirety by reference to the full text of such agreements, copies of which are filed herewith as Exhibits 99.6 and 99.7, respectively, and are incorporated herein by reference.

         Additional information concerning the pledge by the Company (and
HNSI) for the benefit of the First Lien Lenders and Second Lien Lenders of the equity interests in HNS held by the Company (and HNSI) is provided in Item
1.01 above, which information is incorporated by reference into this Item
2.03.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

On April 25, 2005, the Company issued a press release announcing the Transaction. A copy of the press release is being furnished as Exhibit 99.2 to this Current Report on Form 8-K. The information contained in this Item 7.01 is being furnished and shall not be deemed "filed" with the Securities and Exchange Commission or otherwise incorporated by reference into any registration statement or other document filed pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended.

Section 9 - Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits

(a)      Financial Statements of Businesses Acquired.

         Independent Auditors' Report
         Combined Consolidated Statements of Operations for the years ended
           December 31, 2004, 2003 and 2002
         Combined Consolidated Balance Sheets as of December 31, 2004, 2003
           and 2002
         Combined Consolidated Statements of Changes in Owner's Equity for the
           years ended December 31, 2004, 2003 and 2002
         Combined Consolidated Statements of Cash Flows for the years ended
           December 31, 2004, 2003 and 2002
         Notes to the Combined Consolidated Financial Statements

(b)      Pro Forma Financial Information

         Overview
         Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
           December 31, 2004
         Unaudited Pro Forma Condensed Consolidated Statements of Operations
           for the year ended December 31, 2004
         Notes to the Unaudited Pro Forma Condensed Consolidated Financial
           Statements

(c)      Exhibits.


         Number                                 Description
         ------                                 -----------
         2.1*     -   Contribution and Membership Interest Purchase Agreement dated as of
                      December 3, 2004, by and among The DIRECTV Group, Inc., Hughes Network
                      Systems, Inc., SkyTerra Communications, Inc. and Hughes Network Systems, LLC
         2.2**    -   Amendment No. 1, dated January 28, 2005, to Contribution and Membership
                      Interest Purchase Agreement dated as of December 3, 2004, by and among The
                      DIRECTV Group, Inc., Hughes Network Systems, Inc., SkyTerra Communications,
                      Inc. and Hughes Network Systems, LLC
         2.3***   -   Amendment No. 2, dated April 3, 2005, to the Contribution and Membership
                      Interest Purchase Agreement dated as of December 3, 2004, by and among The
                      DIRECTV Group, Inc., Hughes Network Systems, Inc., SkyTerra Communications,
                      Inc. and Hughes Network Systems, LLC
         23.1     -   Consent of Independent Auditors
         99.1     -   Information concerning Hughes Network Systems, LLC
         99.2     -   Press release dated April 25, 2005
         99.3     -   Amended and Restated Limited Liability Company Agreement, dated as of
                      April 22, 2005, by and between Hughes Network Systems, Inc. and SkyTerra
                      Communications, Inc.
         99.4     -   Registration Rights Agreement, dated as of April 22, 2005, by and between
                      SkyTerra Communications, Inc. and Hughes Network Systems, Inc.
         99.5     -   Investor Rights Agreement, dated as of April 22, 2005, by and among Hughes
                      Network Systems, LLC, Hughes Network Systems, Inc. and SkyTerra
         99.6     -   First Lien Credit Agreement, dated as of April 22, 2005, among Hughes Network
                      Systems, LLC, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bear Stearns Corporate Lending Inc., as Syndication
                      Agent, and J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc., as
                      joint lead arrangers and joint bookrunners.
         99.7     -   Second Lien Credit Agreement, dated as of April 22, 2005 among Hughes
                      Network Systems, LLC, as borrower, the lenders parties thereto, Bear
                      Stearns Corporate Lending, Inc., as administrative agent, JPMorgan Chase
                      Bank, N.A., as syndication agent, and J.P. Morgan Securities Inc. and Bear,
                      Stearns & Co. Inc., as joint lead arrangers and joint book managers.
         99.8     -   First Lien Parent Pledge Agreement, dated as of April 22, 2005, made by
                      SkyTerra Communications, Inc. and Hughes Network Systems, Inc., in favor of
                      JPMorgan Chase Bank, N.A., as administrative agent for the lenders parties to the Credit Agreement, dated as of April 22, 2005, among Hughes Network
                      Systems, LLC, as borrower, the lenders party thereto, JPMorgan Chase Bank,
                      N.A., as Administrative Agent, Bear Stearns Corporate Lending Inc., as
                      Syndication Agent, and J.P. Morgan Securities Inc. and Bear, Stearns & Co.
                      Inc., as joint lead arrangers and joint bookrunners.
         99.9     -   Second Lien Parent Pledge Agreement, dated as of April 22, 2005, made by
                      SkyTerra Communications, Inc. and Hughes Network Systems, Inc. in favor of
                      Bear Stearns Corporate Lending Inc., as administrative agent, for the lenders parties to the Second Lien Credit Agreement, dated as of April 22,
                      2005 among Hughes Network Systems, LLC, as borrower, the lenders parties thereto, Bear Stearns Corporate Lending, Inc., as administrative agent,
                      JPMorgan Chase Bank, N.A., as syndication agent, and J.P. Morgan Securities
                      Inc. and Bear, Stearns & Co. Inc., as joint lead arrangers and joint book managers.



* Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2004, and incorporated herein by reference.
** Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2005, and incorporated herein by reference.
*** Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2005, and incorporated herein by reference.

                         INDEPENDENT AUDITORS' REPORT

To The DIRECTV Group, Inc.
El Segundo, CA

We have audited the accompanying combined consolidated balance sheets of Hughes Network Systems ("HNS") as of December 31, 2004, 2003, and 2002, and related combined consolidated statements of operations, changes in owner's equity, and cash flows for the years then ended. These financial statements are the responsibility of the management of The DIRECTV Group, Inc. and Hughes Network Systems, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As noted in Note 3, the accompanying combined consolidated financial statements have been prepared from the separate records maintained by HNS and may not necessarily be indicative of the conditions that would have existed or the results of operations if HNS had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from The DIRECTV Group, Inc. applicable to The DIRECTV Group, Inc. as a whole.

In our opinion, such combined consolidated financial statements present fairly, in all material respects, the financial position of Hughes Network Systems at December 31, 2004, 2003, and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As noted in Note 3, effective January 1, 2002, HNS changed its method of accounting for goodwill and other intangible assets to conform to the Statement of Financial Accounting Standards No. 142: Goodwill and Other Intangible Assets.

/s/ DELOITTE & TOUCHE LLP

March 11, 2005

                                         HUGHES NETWORK SYSTEMS

                                          COMBINED CONSOLIDATED
                                        STATEMENTS OF OPERATIONS


                                                                             Years ended December 31,
                                                                 ------------------------------------------------
                                                                      2004             2003              2002
                                                                 -------------     ------------     -------------
                                                                              (Dollars in thousands)
Revenues
Services                                                            $387,591          $328,989         $313,672
Hardware sales                                                       401,759           422,159          409,469
                                                                 -------------     ------------     -------------
     Total Revenues                                                  789,350           751,148          723,141
                                                                 -------------     ------------     -------------

Operating Costs and Expenses
Cost of services                                                     290,469           299,796          287,876
Cost of hardware products sold                                       322,507           374,678          361,031
Research and development                                              71,733            48,908           57,404
Sales and marketing                                                   72,564            75,420           89,910
General and administrative                                            85,538            89,887           89,955
Restructuring costs                                                   10,993             4,113           10,336
SPACEWAY impairment provision                                      1,217,745                --               --
Asset impairment provision                                           150,300                --               --
                                                                 -------------     ------------     -------------
     Total Operating Costs and Expenses                            2,221,849           892,802          896,512
                                                                 -------------     ------------     -------------
Operating loss                                                    (1,432,499)         (141,654)        (173,371)
Interest expense                                                      (7,466)          (12,197)          (8,726)
Other income (expense), net                                            6,481            (3,175)         (10,077)
                                                                 -------------     -----------      -------------
Loss before cumulative effect of accounting change                (1,433,484)         (157,026)        (192,174)
                                                                 -------------     ------------    -------------
Cumulative effect of accounting change                                    --                --          (15,968)
                                                                 -------------     ------------     -------------
Net Loss                                                         $(1,433,484)        $(157,026)       $(208,142)
                                                                 =============     ============     =============



Reference should be made to the Notes to the Combined Consolidated  Financial Statements.



                                          HUGHES NETWORK SYSTEMS

                                          COMBINED CONSOLIDATED
                                              BALANCE SHEETS


                                                                             Years ended December 31,
                                                                 ------------------------------------------------
                                                                      2004             2003              2002
                                                                 -------------     ------------     -------------
                                                                              (Dollars in thousands)
                  Assets
Current Assets:
Cash and cash equivalents                                           $14,807            $41,965          $71,180
Receivables, net                                                    173,013            213,024          299,706
Inventories                                                          99,892            129,950          149,540
Prepaid expenses and other                                           42,192             49,658           45,877
                                                                 -------------     ------------     -------------
     Total Current Assets                                           329,904            434,597          566,303
                                                                 -------------     ------------     -------------
Property, net                                                       226,744          1,787,199        1,676,698
Goodwill, net                                                            --              2,957            2,556
Capitalized software costs, net                                          --             60,177           54,939
Other assets                                                         30,236             32,010           25,864
                                                                 -------------     ------------     -------------
     Total Assets                                                  $586,884         $2,316,940       $2,326,360
                                                                 =============     ============     =============

               Liabilities And Owner's Equity
Current Liabilities:
Accounts payable                                                    $72,966            $62,115          $56,084
Short-term borrowings                                                52,757             68,632          103,823
Accrued liabilities                                                 128,190            138,769          144,251
Due to affiliates                                                     3,098              9,341            5,896
                                                                 -------------     ------------     -------------
     Total Current Liabilities                                      257,011            278,857          310,054
                                                                 -------------     ------------     -------------
Long-term debt                                                       37,465             66,500           93,606
Due to affiliates--long-term                                         17,464             13,368           12,779
Other long-term liabilities                                           6,118              3,979            4,990
                                                                 -------------     ------------     -------------
     Total Liabilities                                              318,058            362,704          421,429
                                                                 -------------     ------------     -------------
Minority interests                                                    7,328              7,180            6,589
Commitments and contingencies                                            --                 --               --
Owner's equity                                                      267,044          1,956,099        1,913,619
Accumulated other comprehensive loss                                 (5,546)            (9,043)         (15,277)
                                                                 -------------     ------------     -------------
     Total Owner's Equity                                           261,498          1,947,056        1,898,342
                                                                 -------------     ------------     -------------
     Total Liabilities and Owner's Equity                          $586,884         $2,316,940       $2,326,360
                                                                 =============     ============     =============


Reference should be made to the Notes to the Combined Consolidated Financial Statements.



                                          HUGHES NETWORK SYSTEMS

                                     COMBINED CONSOLIDATED STATEMENTS
                                       OF CHANGES IN OWNER'S EQUITY


                                                                    Accumulated
                                                                       Other             Total
                                                     Owner's        Comprehensive        Owner's      Comprehensive
                                                     Equity        Income (Loss)         Equity       Income (Loss)
                                                ---------------    -------------      ------------   -------------
                                                                       (Dollars in thousands)

Balance at January 1, 2002                          $1,525,874        $(18,693)        $1,507,181
Net loss                                              (208,142)                          (208,142)      $(208,142)
Net capital contribution from parent                   595,887                            595,887
Foreign currency translation adjustments                                 1,769              1,769           1,769
Unrealized holding gains on securities                                   1,647              1,647           1,647
                                                                                                     -------------
Comprehensive loss                                                                                      $(204,726)
                                                ---------------    -------------      ------------   =============
Balance at December 31, 2002                         1,913,619         (15,277)         1,898,342
                                                ---------------    -------------      ------------
Net loss                                              (157,026)                          (157,026)      $(157,026)
Net capital contribution from parent                   199,506                            199,506
Foreign currency translation adjustments                                 5,645              5,645           5,645
Unrealized holding gains on securities                                     589                589             589
                                                                                                     -------------
Comprehensive loss                                                                                      $(150,792)
                                                ---------------    -------------      ------------   =============
Balance at December 31, 2003                         1,956,099          (9,043)         1,947,056
                                                ---------------    -------------      ------------
Net loss                                            (1,433,484)                        (1,433,484)    $(1,433,484)
Net capital distribution to parent                    (255,571)                          (255,571)
Foreign currency translation adjustments                                 2,868              2,868           2,868
Unrealized holding gains on securities                                     629                629             629
                                                                                                     -------------
Comprehensive loss                                                                                    $(1,429,987)
                                                ---------------    -------------      ------------   =============
Balance at December 31, 2004                          $267,044         $(5,546)          $261,498
                                                ===============    =============      ============


Reference should be made to the Notes to the Combined Consolidated Financial Statements.


                                              HUGHES NETWORK SYSTEMS

                                              COMBINED CONSOLIDATED
                                             STATEMENTS OF CASH FLOWS


                                                                              Years ended December 31,
                                                                    -----------------------------------------------
(Dollars in thousands)                                                  2004             2003            2002
                                                                    -----------------------------------------------

Cash Flows from Operating Activities
Loss before cumulative effect of accounting change                  $(1,433,484)        $(157,026)      $(192,174)
Adjustments to reconcile loss before cumulative effect of
   accounting change to cash flows from operating activities:
     Depreciation and amortization                                       96,973            94,839          97,472
     Equity in losses from unconsolidated affiliates                         --             1,297           7,772
     Loss (gain) on disposal of assets                                   (5,804)            6,100              --
     SPACEWAY impairment provision                                    1,217,745                --              --
     Asset impairment provision                                         150,300                --              --
Change in other operating assets and liabilities:
     Receivables, net                                                    41,471            89,784          17,200
     Inventories                                                         22,863            21,916          66,816
     Prepaid expenses and other                                           8,197            (6,538)        (33,523)
     Accounts payable                                                     9,920             5,022         (78,782)
     Accrued liabilities and other                                      (20,445)           (4,822)        (18,822)
                                                                    -----------------------------------------------
Net Cash Provided by (Used in) Operating Activities                      87,736            50,572        (134,041)
                                                                    -----------------------------------------------
Cash Flows from Investing Activities
     Change in restricted cash                                           (1,152)           (1,881)          1,616
     Expenditures for property                                         (122,158)         (195,456)       (447,700)
     Proceeds from sale of property                                      17,016                --              --
     Expenditures for capitalized software                              (16,673)          (20,073)        (20,349)
     Other                                                                  148               591             474
                                                                    -----------------------------------------------
Net Cash Used in Investing Activities                                  (122,819)         (216,819)       (465,959)
                                                                    -----------------------------------------------
Cash Flows from Financing Activities
     Net decrease in notes and loans payable                             (7,955)          (32,889)         (3,163)
     Additional investment by parent                                     52,429           199,506         595,887
     Long-term debt borrowings                                           33,245            46,803          64,009
     Repayment of long-term debt                                        (70,659)          (77,625)        (49,479)
                                                                    -----------------------------------------------
Net Cash Provided by Financing Activities                                 7,060           135,795         607,254
                                                                    -----------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                865             1,237           1,643
                                                                    -----------------------------------------------
Net (decrease) increase in cash and cash equivalents                    (27,158)          (29,215)          8,897
Cash and cash equivalents at beginning of the year                       41,965            71,180          62,283
                                                                    -----------------------------------------------
Cash and cash equivalents at end of the year                            $14,807           $41,965         $71,180
                                                                    ===============================================
Supplemental Cash Flow Information
Cash paid for interest                                                  $10,422            $7,443          $7,822
Cash paid for foreign income taxes                                         $732            $2,722          $6,629
Non-cash investing and financing activities:
     Property transferred to parent                                    $308,000                --              --


Reference should be made to the Notes to the Combined Consolidated Financial Statements.

                            HUGHES NETWORK SYSTEMS

                             NOTES TO THE COMBINED
                       CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Description of Transaction

Hughes Network Systems, Inc. ("HNSI") a global broadband satellite networks and services company and its parent company, The DIRECTV Group, Inc. ("DTVG" or "Parent"), a telecommunications company engaged primarily in the direct-to-home digital satellite television market in North America, are parties to a Contribution and Membership Interest Purchase Agreement (the "Agreement") dated December 3, 2004, with SkyTerra Communications, Inc. ("SkyTerra") under which the very small aperture terminals ("VSATs"), mobile satellite and carrier businesses of HNSI (collectively the "Business") and HNSI's investment in SPACEWAY, a satellite-based broadband network system that is under development, ("SPACEWAY"), will be purchased by a newly formed limited liability company to be named Hughes Network Systems, LLC. Pursuant to the Agreement, HNSI has prepared "carved-out" historical financial statements for the Business and SPACEWAY (collectively "HNS" or the "Company") as if it were a separate limited liability company and on the basis of presentation described below.

Under the terms of the Agreement, HNSI and SkyTerra will each own a 50% interest in Hughes Network Systems, LLC with SkyTerra acting as the Managing Member of the new enterprise. SkyTerra will purchase its 50% interest in HNS for cash of $50 million and 300,000 shares of its common stock. The new entity expects to issue $325 million in notes and obtain a $50 million revolving credit facility from a group of banks that is expected to be undrawn at closing. Using the proceeds from the aforementioned borrowings, $201 million will be used to pay a portion of the purchase price for the Business and SPACEWAY to HNSI, subject to adjustment depending principally upon the closing value of HNS' working capital (as defined in the Agreement). The transaction is subject to obtaining adequate financing and regulatory approval, and is expected to close within the first six months of 2005.

As a result of the proposed transaction, HNS performed an impairment analysis and determined that its net assets were valued at $265.9 million, which was $150.3 million less than the book value of the net assets at the date of the Agreement. This differential represents an impairment loss (the "asset impairment provision") that HNS recognized in the fourth quarter of 2004. In recording the impairment loss of $150.3 million, HNS provided a reserve of $5.0 million against certain remaining contract obligations with a vendor that was formerly a related party and allocated the remaining $145.3 million to long-term assets of the business other than certain real estate assets with an appreciated market value, VSAT operating lease assets that are recoverable from customer leases, and the remaining net assets of SPACEWAY, which had previously been adjusted to fair value as described in Note 13. The asset impairment provision related to the VSAT business segment was $125.7 million, and the balance of $24.6 million was charged to "Other."

Note 2: Description of Business

HNS is a leading provider of network services that utilize VSATs to distribute signals via satellite. HNS markets its VSAT products under the DIRECWAY(R) brand, and its products serve a variety of consumer and enterprise customers worldwide. VSAT networks utilize satellite communications as a means of connecting participants in private and shared data networks and are typically used by enterprises with a large number of geographically dispersed locations to provide reliable, scalable, and cost-effective applications such as credit card verification, inventory tracking and control, and video teleconferencing. The Business also operates a satellite-based consumer DIRECWAY service that provides broadband Internet access.

HNS provides hardware and point-to-multipoint networking systems solutions to customers with mobile satellite telephony systems or terrestrial microwave radio transmission systems. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by HNS. As with the VSAT systems, HNS also provides ongoing network support services under contracts with its mobile satellite or terrestrial transmission systems customers.

SPACEWAY is a next-generation digital satellite communications system that will utilize high-capacity Ka-band satellites and spot beam technology to offer site-to-site network connectivity at improved data rates over that of existing Ku-band satellite connections. The system will offer full-mesh, single-hop connectivity between user terminals by means of an end-to-end digital communications system. SPACEWAY will represent a sophisticated, advanced, packet transmission infrastructure, complete with IP-based user interfaces, satellite terminals, comprehensive network management, and service management functionality to provide end-to-end broadband access and network connectivity services. As discussed in Note 13, the business plan for SPACEWAY was changed in the third quarter of 2004, a significant provision for impairment of the SPACEWAY assets was recognized, and the remaining net assets of SPACEWAY were adjusted to their fair value. Completion of the revised development plan is expected to result in the launch of the SPACEWAY 3 satellite ("SW3") by the end of 2006 and commercial service commencement approximately three to six months after the satellite is placed in its orbital slot.

Note 3: Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The combined consolidated financial statements of HNS have been prepared in accordance with accounting principles generally accepted in the United States of America and include the assets, liabilities, operating results, and cash flows of HNS, including its domestic and foreign subsidiaries that are more than 50% owned or otherwise controlled by HNSI, and have been prepared using HNSI's historical basis in the assets, liabilities, and the historical operating results of HNSI during each respective period. Management believes the assumptions regarding the combined consolidated financial statements are reasonable. All accounts and transactions among HNS entities have been eliminated.

DTVG uses a centralized cash management system in which HNS participates. DTVG uses concentration accounts to sweep HNS' cash receipts to its banks and transfers cash to HNS as needed for operating purposes. Accordingly, DTVG has provided funding for the working capital and capital expenditure requirements of HNS in the form of equity capital contributions having no formal repayment terms or interest requirements. The net cash activity associated with DTVG is presented separately as a contribution to or from Parent in the accompanying combined consolidated statements of changes in net owner's equity.

HNS does not receive an allocation of general corporate expenses from DTVG, and DTVG performs certain functions for HNS that would need to be separately performed by HNS as a stand-alone entity. The functions performed by DTVG that would need to be replaced by HNS include the treasury, cash management, income tax, and risk management functions. In addition, HNS participates in certain employee benefit programs that are administered by DTVG, and DTVG allocates to HNS its portion of the costs of these programs. The costs of the services performed by DTVG for HNS and the allocations of employee benefit program costs for HNS employees reflected in the financial statements amounted to $35.9 million in 2004, $41.5 million in 2003, and $35.9 million in 2002.

For the reasons described above, the financial information included herein may not reflect the combined consolidated financial position, operating results, changes in owner's equity, and cash flow of HNS had HNS been a separate stand-alone entity during the periods presented.

Market Concentrations and Credit Risk

HNS provides services and extends credit to a number of communications equipment customers, service providers, and a large number of consumers, both in the United States and around the world. HNS monitors its exposure to credit losses and maintains, as necessary, allowances for anticipated losses. In the year ended December 31, 2002, HNS had a single customer that accounted for approximately 11% of its total annual revenues. These sales related to the mobile satellite communications systems included in the Company's "Other" segment in Note 17. No other single customer accounted for more than 7% of total annual revenues in any of the years presented.

Use of Estimates in the Preparation of the Combined Consolidated Financial Statements

The preparation of the combined consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported herein. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.

Revenue Recognition

Service revenues and hardware sales, excluding lease revenues described below, are recognized as services are rendered or products are installed or shipped to third-party installers and as title passes to those customers. In situations where customer offerings represent a bundled arrangement for both services and hardware, revenue elements are separated into their relevant components (services or hardware) for revenue recognition purposes.

Hardware sales totaling $58.0 million, $55.8 million, and $55.3 million in the years ended December 31, 2004, 2003, and 2002, respectively, represent annual revenues under VSAT hardware operating leases with customers which are funded by a third-party financial institution and for which HNS has retained a financial obligation to the financial institution. At the inception of the operating lease, HNS receives cash from the financial institution for a substantial portion of the aggregate lease rentals and recognizes a corresponding liability to the financial institution. Hardware lease revenues are recognized over the term of the operating lease. HNS capitalizes the book value of the installed equipment used to provide services to the customer as VSAT operating lease hardware and amortizes these costs over the term of the customer lease agreement.

Revenues are also earned from long-term contracts for the sale of mobile satellite communications systems. Sales under these long-term contracts are recognized using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified. Revenues totaling $69.7 million, $56.2 million, and $114.0 million in the years ended December 31, 2004, 2003, and 2002, respectively, have been recognized using the percentage of completion method of accounting described above.

Income Taxes

HNSI participates in the filing of consolidated U.S. federal and domestic state income tax returns with DTVG, and HNSI has incurred operating losses in each of the last seven years. Under the terms of the Agreement described in
Note 1, DTVG has retained the tax benefits from the net operating losses and has responsibility for all of the pre-closing domestic income tax liabilities of HNS. Accordingly, no amounts for U.S. federal or domestic state income taxes have been reflected in the financial statements. Foreign income taxes for HNS' consolidated foreign subsidiaries are reflected in the combined consolidated financial statements in other expenses based on the related statutory rates.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments purchased with original maturities of three months or less. While a component of HNSI, HNS participated in the centralized cash management system of DTVG, wherein cash receipts were transferred to and cash disbursements were funded by DTVG on a daily basis. The amount of cash and cash equivalents reported separately by HNS represents amounts held outside of the DTVG cash management system.

Restricted Cash

At December 31, 2004, restricted cash represents cash deposited to secure certain letters of credit and obligations of HNS and HNS' majority-owned foreign subsidiaries. Restrictions on the cash will be removed as the letters of credit expire and the foreign subsidiaries' obligations are satisfied or terminated. Restricted cash deposits at December 31, 2004 amounted to $10.5 million, and restrictions expire on deposits of $2.0 million in 2005, $0.2 million in 2006, $1.1 million in 2007, and the remainder in 2009. Restricted cash deposits expiring within one year are carried in prepaid expenses and other, and deposits expiring beyond one year are carried in other assets in the accompanying combined consolidated balance sheets. Restricted cash aggregated $5.2 million at December 31, 2003 and $2.8 million at December 31, 2002.

Receivables, Net

Receivables, net include contracts in process that are stated at costs incurred plus estimated profit, less amounts billed to customers and advances and progress payments applied. Advances and progress billings are offset against contract-related receivables, as appropriate.

Inventories

Inventories are stated at the lower of cost or market, principally using standard costs adjusted to reflect actual based on variance analyses performed throughout the year. Cost of sales for services are based on actual costs incurred for service cost elements.

Prepaid Expenses and Other

Prepaid expenses and other includes subscriber acquisition costs ("SAC") incurred to acquire new consumer DIRECWAY subscribers. SAC consists of dealer and customer service representative commissions on new installations, and, in certain cases, the cost of hardware and installation provided to customers at the inception of service. SAC is deferred when a customer commits to a 12- to 15-month service agreement, and amounts deferred are amortized to expense over the commitment period as the related service revenue is earned. Customers who receive hardware and installation under these service agreements have a higher monthly service rate than is charged to customers who purchase their equipment outright at the inception of service. The Company monitors the recoverability of subscriber acquisition costs and is entitled to an early termination fee (secured by customer credit card information obtained up-front) if the subscriber cancels service prior to the end of the commitment period. The recoverability of deferred subscriber acquisition costs is reasonably assured through the increased monthly service fee charged to customers, the ability to recover the equipment, or the ability to charge an early termination fee.

Property and Depreciation

Property is carried at cost. Depreciation is computed generally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the asset or term of the lease. See Note 1 regarding an allocation to property of the asset impairment provision in December 2004.

Goodwill and Other Intangible Assets

HNS adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. Goodwill resulting from business acquisitions represents the excess of the purchase price over the net assets of the acquired businesses. Goodwill is not being amortized but is subject to write-down, as needed, based upon an impairment analysis that occurs at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. HNS performs its annual impairment analysis in the fourth quarter of each year. If an impairment loss results from the annual impairment test, the loss will be recorded as a charge to operations. Goodwill has been written-off as a result of allocating a portion of the asset impairment provision at December 31, 2004, described in Note 1.

As a result of adopting SFAS No. 142, HNS recorded a $16.0 million charge representing its share of the goodwill impairment of an equity method investee, and this charge is reflected as a "Cumulative effect of accounting change" in the combined consolidated statements of operations in 2002.

Software Development Costs

Other assets include certain software development costs capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalized software development costs at December 31, 2003 and December 31, 2002, net of accumulated amortization of $118.8 million, and $198.6 million, respectively, totaled $60.2 million, and $54.9 million, respectively. At December 31, 2004, software development costs have been written off as a result of the asset impairment and the SPACEWAY impairment provisions described in Notes 1 and 18, respectively. Deferred software costs in prior years were amortized using the straight-line method over their estimated useful lives, not in excess of five years. Software program reviews were conducted at least annually to ensure that capitalized software development costs were not impaired and that costs associated with programs that did not generate revenues were expensed.

Valuation of Long-Lived Assets

HNS evaluates the carrying value of long-lived assets to be held and used, other than goodwill, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the carrying value of the asset exceeds the aggregate amount of its separately identifiable undiscounted future cash flows. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated future cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved and other valuation techniques. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. See Note 1 regarding the asset impairment provision recognized at December 31, 2004.

Foreign Currency

Some of HNS' foreign operations have determined the local currency to be their functional currency. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates while income and expense accounts are translated at the average rates in effect during the year. The resulting translation adjustment is recorded as part of accumulated other comprehensive income (loss) ("OCI"), a separate component of owner's equity. Translation adjustments for foreign currency denominated equity investments are not material and are recorded as part of OCI.

HNS also has foreign operations where the U.S. dollar has been determined as the functional currency. Gains and losses resulting from remeasurement of the foreign currency denominated assets, liabilities, and transactions into the U.S. dollar are recognized currently in the combined consolidated statements of operations and were not material in each of the years ended December 31, 2004, 2003, and 2002.

Investments and Financial Instruments

HNS maintains investments in equity securities of unaffiliated companies, and such investments are included in other assets in the combined consolidated balance sheets. Nonmarketable equity securities are carried at cost. Marketable equity securities are considered available-for-sale and carried at current fair value based on quoted market prices with unrealized gains or losses (excluding other-than-temporary losses), reported as part of OCI. HNS continually reviews its investments to determine whether a decline in fair value below the cost basis is "other-than-temporary." HNS considers, among other factors: the magnitude and duration of the decline; the financial health and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and HNS' intent and ability to hold the investment. If the decline in fair value is judged to be other-than-temporary, the cost basis of the security is written-down to fair value, and the amount is recognized in the combined consolidated statements of operations as part of "Other income (expense), net" and recorded as a reclassification adjustment from OCI.

Investments in which HNS owns at least 20% of the voting securities or has significant influence are accounted for under the equity method of accounting. Equity method investments are recorded at cost and adjusted for the appropriate share of the net earnings or losses of the investee. The carrying value of investments may include a component of goodwill if the cost of HNS' investment exceeds the fair value of the investment, and any such goodwill is subject to an evaluation for impairment pursuant to Accounting Principles Board Opinion ("APB") No. 18 "The Equity Method of Accounting for Investments in Common Stock." Investee losses are recorded up to the amount of the investment plus advances and loans made to the investee, and financial guarantees made on behalf of the investee. In certain instances, this can result in HNS recognizing investee earnings or losses in excess of its ownership percentage.

The carrying value of cash and cash equivalents; receivables, net; other assets; accounts payable and amounts included in accrued liabilities and other liabilities meeting the definition of a financial instrument and debt approximated fair value at December 31, 2004, 2003, and 2002.

HNS carries all derivative financial instruments in the combined consolidated balance sheets at fair value based on quoted market prices. HNS uses derivative contracts to minimize the financial impact of changes in the fair value of recognized assets, liabilities, and unrecognized firm commitments, or the variability of cash flows associated with forecasted transactions in accordance with internal risk management policies. Changes in fair value of designated, qualified, and effective fair value hedges are recognized in earnings as offsets to the changes in fair value of the related hedged items. Changes in fair value of designated, qualified, and effective cash flow hedges are deferred and recorded as a component of OCI until the hedged transactions occur and are recognized in earnings. Changes related to amounts excluded from the effectiveness assessment of a hedging derivative's change in fair value and the ineffective portion of a hedge are immediately recognized in the combined consolidated statements of operations. Both at the inception of the hedge and on an on-going basis, HNS assesses whether the derivatives are highly effective. Hedge accounting is prospectively discontinued when hedge instruments are no longer highly effective. During each of the years ended December 31, 2004, 2003, and 2002, there were no material hedge transactions.

HNS' cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates, and changes in the market value of its equity investments. HNS manages its exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. HNS enters into derivative instruments only to the extent considered necessary to meet its risk management objectives and does not enter into derivative contracts for speculative purposes.

HNS generally conducts its business in U.S. dollars with some business conducted in a variety of foreign currencies and therefore is exposed to fluctuations in foreign currency exchange rates. HNS' objective in managing its exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, HNS enters into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments, and anticipated foreign currency transactions. The gains and losses on derivative foreign exchange contracts offset changes in value of the related exposures.

HNS is exposed to credit risk in the event of non-performance by the counterparties to its derivative financial instrument contracts. While HNS believes this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

Stock-Based Compensation

At times, DTVG issues stock options and restricted stock units to employees, including HNS' employees. On January 1, 2003, HNS adopted the fair value based method of accounting for stock-based employee compensation of SFAS No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an Amendment of SFAS No. 123." Under this method, compensation expense equal to the fair value of the stock-based award at grant is recognized over the course of its vesting period. When SFAS No. 123 was initially adopted, HNS elected to follow the prospective method of adoption, which resulted in the recognition of fair value based compensation cost in the combined consolidated statements of operations for stock options and other stock-based awards granted to employees or modified on or after January 1, 2003. Subsequently, in connection with the News Corporation transaction described in Note 16, vesting for substantially all unvested stock options outstanding at December 22, 2003 was accelerated. All stock-based awards are accounted for under the fair value method subsequent to the completion of the News Corporation transaction as a result of the modification of all stock-based compensation awards in connection therewith.

The following table presents the effect on earnings of recognizing compensation cost as if the fair value based method had been applied to all outstanding and unvested stock options and other stock-based awards for the periods shown:


                                                                              Year ended December 31,
                                                                    -------------------------------------------
                                                                           2004         2003        2002
                                                                    -------------------------------------------
                                                                               (Dollars in millions)

Reported loss before cumulative effect of accounting change             $(1,433.5)      $(157.0)    $(192.2)
Add: Stock compensation cost, included above                                   --           3.0          --
Deduct: Total stock compensation cost, under the fair value based
   method                                                                      --         (47.9)      (90.1)
                                                                    -------------------------------------------
     Pro Forma Net Loss                                                 $(1,433.5)      $(201.9)    $(282.3)
                                                                    ===========================================


The pro forma amounts for compensation cost are not necessarily indicative of the amounts that will be reported in future periods.

New Accounting Pronouncements

Variable Interest Entities. In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities--an interpretation of ARB No. 51" ("FIN 46R"). FIN 46R requires the consolidation of a variable interest entity ("VIE") where an equity investor achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receive the majority of residual returns of the VIE. The adoption of this standard had no impact on HNS' combined consolidated results of operations or financial position.

Guarantees. In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees Of Indebtedness Of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34." FIN 45, which covers the accounting for and disclosure of guarantees, including obligations to stand ready to perform over the term of the guarantee in the event that specified triggering events or conditions occur, and contingent obligations to make future payments if triggering events or conditions occur. FIN 45 requires that a guarantor recognize a liability for the fair value of the obligation it assumes under a guarantee. Many guarantees are embedded in purchase or sales agreements, service contracts, joint venture agreements, or other commercial agreements, and the guarantor in many such arrangements does not receive a separately identifiable payment for issuing the guarantee. FIN 45 requires identical accounting for guarantees issued with or without a separately identified payment or premium. The measurement provisions of FIN 45 do not apply to product warranties, guarantees accounted for as derivatives, guarantees that would be reported as equity items, certain lease guarantees, certain guarantees between related parties under common control, and third-party debt guarantees by a related party. FIN 45 became applicable on a prospective basis effective January 1, 2003. The adoption of this standard had no impact on HNS' combined consolidated results of operations or financial position.

Other. In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 requires the allocation of revenues into separate units of accounting for transactions that involve more than one deliverable and contain more than one unit of accounting. HNS elected to apply the accounting required by EITF Issue No. 00-21 prospectively to transactions entered into after June 30, 2003. The adoption of this standard did not have a significant impact on HNS' combined consolidated results of operations or financial position.

HNS adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections," on January 1, 2003. SFAS No. 145 eliminates the requirement to present gains and losses on the early extinguishment of debt as an extraordinary item, and resolves accounting inconsistencies for certain lease modifications. The adoption of this standard had no impact on HNS' combined consolidated results of operations or financial position.

HNS adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," on January 1, 2003. SFAS No. 146 generally requires the recognition of costs associated with exit or disposal activities when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces previous accounting guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The adoption of this standard did not have a significant impact on HNS' combined consolidated results of operations or financial position.

HNS adopted SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" on July 1, 2003. SFAS No. 149 clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this standard had no impact on HNS' combined consolidated results of operations or financial position.

HNS adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" on July 1, 2003. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments be classified as liabilities that were previously considered equity. The adoption of this standard had no impact on HNS' combined consolidated results of operations or financial position.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an Amendment of Accounting Research Bulletin No. 43 ("ARB 43"), Chapter 4", or SFAS No. 151. SFAS No. 151 amends ARB 43, Chapter 4 to clarify the accounting for idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 requires that these types of costs be recognized as current period expenses when incurred. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this standard is not expected to have a significant impact on HNS' combined consolidated results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29" or SFAS No. 153. SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets of APB Opinion No. 29 and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard is not expected to have a significant impact on HNS' combined consolidated results of operations or financial position.

Note 4: Receivables, Net


                                                                                  At December 31,
                                                                    -------------------------------------------
                                                                           2004         2003        2002
                                                                    -------------------------------------------
                                                                              (Dollars in thousands)

Trade receivables                                                         $155,698      $185,865    $244,996
Contracts in process, net of advances and progress billings                 34,516        39,187      58,955
Other receivables                                                            2,652         3,325       9,257
                                                                    -------------------------------------------
Total                                                                      192,866       228,377     313,208
                                                                    -------------------------------------------
Less allowance for doubtful accounts                                       (19,853)      (15,353)    (13,502)
                                                                    -------------------------------------------
     Total Receivables, Net                                               $173,013      $213,024    $299,706
                                                                    ===========================================


At December 31, 2004, amounts due from customers under long-term VSAT operating lease agreements totaled $114.7 million, of which $46.9 million, $35.5 million, $21.0 million, $9.2 million, and $2.1 million are due in the years ending December 31, 2005, 2006, 2007, 2008, and 2009, respectively. Revenues from these customer contracts are not recorded until they are earned on a month-to-month basis.

Advances and progress billings offset against contracts in process amounted to $3.4 million, $3.4 million, and $2.7 million at December 31, 2004, 2003, and 2002, respectively. At December 31, 2004, substantially all of the contracts in process were expected to be collected within one year.

Amounts due from affiliates totaling $0.3 million, $1.5 million, and $4.0 million at December 31, 2004, 2003, and 2002, respectively, are included in trade receivables.

Note 5: Inventories

The following table sets forth the amounts recorded for inventories as of the respective dates:


                                                                  At December 31,
                                                       ---------------------------------------
                                                             2004         2003        2002
                                                       ---------------------------------------
                                                               (Dollars in thousands)

Productive material and supplies                           $19,808       $24,537     $27,883
Work in process                                             30,785        59,028      41,829
Finished goods                                              66,369        85,734     115,977
                                                       ---------------------------------------
Total                                                      116,962       169,299     185,689
                                                       ---------------------------------------
Less provision for excess or obsolete inventories          (17,070)      (39,349)    (36,149)
                                                       ---------------------------------------
     Total Inventories                                     $99,892      $129,950    $149,540
                                                       =======================================

Provisions for excess or obsolete inventories are provided using management's best estimates of future use or recovery of inventory. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders, and alternative means of disposition of excess or obsolete items.

Note 6: Prepaid Expenses and Other


                                                          At December 31,
                                                 --------------------------------------
                                                      2004         2003        2002
                                                 --------------------------------------
                                                      (Dollars in thousands)

Subscriber Acquisition Costs (SAC)                 $20,209       $25,024     $29,828
Prepaid expenses                                     8,173         9,152      12,126
Prepaid sales, use, and property taxes               9,678        11,083       2,211
Restricted cash                                      1,979         2,313          62
Deposits and other                                   2,153         2,086       1,650
                                                 --------------------------------------
     Total Prepaid Expenses and Other              $42,192       $49,658     $45,877
                                                 ======================================


Note 7: Property, Net

The following table sets forth the amounts recorded for net property as of the dates shown:









                                                         Estimated                 At December 31,
                                                       Useful Lives       2004           2003          2002
                                                          (Years)              (Dollars in thousands)
                                                       -------------------------------------------------------
Land and improvements                                     10-30         $11,823        $16,473       $16,473
Buildings and leasehold improvements                       1-40          42,942         67,295        66,578
Machinery and equipment                                    3-23           6,776        219,671       198,770
Furniture, fixtures, and office machines                   3-15              --          2,803         3,029
VSAT operating lease hardware                               2-5         287,184        259,460       236,601
Software licenses                                           5-8              --         51,776        46,705
Construction in progress--SPACEWAY                           --          85,000      1,538,971     1,404,769
                        --Other                              --          15,710          5,685         8,447
                                                                      ----------------------------------------
Total                                                                   449,435      2,162,134     1,981,372
                                                                      ----------------------------------------
Less accumulated depreciation                                          (222,691)      (374,935)     (304,674)
                                                                      ----------------------------------------
     Total Property, Net                                               $226,744     $1,787,199    $1,676,698
                                                                      ========================================


VSAT operating lease hardware represents VSAT equipment installed at customer facilities that is subject to an operating lease with the customer and against which HNS has borrowed funds from a third-party financial institution. Title to the equipment has passed to the financial institution, and they will own the equipment at the end of the term of the customer contract; however, HNS has retained certain ongoing obligations relating to the equipment as described in Note 3. Deferred VSAT operating lease hardware costs are amortized to cost of hardware products sold over the term of the operating lease.

Depreciation expense for property amounted to $80.9 million in 2004, $80.0 million in 2003, and $80.1 million in 2002. In December 2004, $76.9 million of the asset impairment provision was allocated to property and the carrying value of the property was written down, on a pro rata basis, by the amount of the asset impairment provision, except for: i) certain real estate assets with an appreciated market value, ii) VSAT operating lease assets that are recoverable from customer leases, and iii) the remaining net assets of SPACEWAY (carried in construction in progress).

Note 8: Other Assets

Other assets consisted of the following:


                                                                   At December 31,
                                                            -----------------------------------
                                                              2004          2003        2002
                                                            -----------------------------------
                                                                   (Dollars in thousands)

Investments accounted for under the equity method            $8,779        $8,677      $9,971
Investment accounted for under the cost method                   --         8,967       8,467
Investments classified as available-for-sale                  9,804         1,230       1,186
Restricted cash                                               8,496         2,915       2,696
Other                                                         3,157        10,221       3,544
                                                            -----------------------------------
     Total Other Assets                                     $30,236       $32,010     $25,864
                                                            ===================================

An investment previously reported under the cost method in 2002 and 2003 became a publicly traded company in 2004, and has been reported as an investment classified as available-for-sale in 2004.

Note 9: Accrued Liabilities

                                                              At December 31,
                                                      -----------------------------------
                                                         2004         2003         2002
                                                      -----------------------------------
                                                          (Dollars in thousands)

Accrued and other liabilities                          $38,750       $53,910     $67,063
Payroll and other compensation                          32,254        37,159      33,358
Progress billings to customers                          30,827        31,587      30,530
Taxes other than income taxes                            4,780         4,017       1,958
Foreign income taxes                                     6,753         8,489       7,836
Employee severance costs                                10,993            --          --
Provision for warranties                                 3,833         3,607       3,506
                                                      -----------------------------------
     Total Accrued Liabilities                        $128,190      $138,769    $144,251
                                                      ===================================


In connection with the proposed SkyTerra transaction described in Note 1, the Company announced a staff reduction of 164 personnel, or 9% of its staff effective as of February 1, 2005. In connection with this reduction, the Company recognized a severance liability of $11.0 million, which represents the estimated amount due the affected employees on their termination date in February 2005. As discussed in Note 14, severance costs of $11.0 million were charged to restructuring costs in 2004 in the accompanying combined consolidated statements of operations.

Note 10: Short-Term Borrowings and Long-Term Debt

Short-Term Borrowings and Current Portion of Long-Term Debt



                                                         Interest Rates               At December 31,
                                                          at December          2004        2003         2002
                                                            31, 2004               (Dollars in thousands)
                                                        ---------------------------------------------------------
Revolving bank borrowings                                 5.75%-16.0%         $6,439      $14,198     $45,831
Term loans payable to banks, current portion               6.0%-13.5%          1,943        2,282       2,521
VSAT hardware financing, current portion                    4.0%-9.0%         44,375       52,152      55,471
     Total Short Term Borrowings and Current Portion                       --------------------------------------
       of Long-Term Debt                                                     $52,757      $68,632    $103,823
                                                                           ======================================


Revolving bank borrowings include borrowings of $3.1 million by a subsidiary in Europe and $3.3 million by a subsidiary in India, under lines of credit with local banks. Borrowings at the European subsidiary are made under a line of credit at an interest rate of 100 basis points above the bank's corporate base rate or 5.75% at December 31, 2004, and require the subsidiary to maintain either restricted cash deposits or compensating balances. Borrowings at the Indian subsidiary are with several banks at rates ranging from 6.0% to 16% and there is no requirement for compensating balances.

Long-Term Debt



                                                         Interest Rates                At December 31,
                                                          at December          2004         2003         2002
                                                           31, 2004                (Dollars in thousands)
                                                      ---------------------------------------------------------
Term loans payable to banks                                 11.25%            $1,153       $3,145      $3,854
VSAT hardware financing                                    4.0%-9.0%          36,312       63,355      72,224
Note payable to bank                                                              --           --      17,528
                                                                            -----------------------------------
     Total Long-Term Debt                                                    $37,465      $66,500     $93,606
                                                                            ===================================

In connection with certain commercial VSAT sales, HNS enters into long-term operating leases (generally three to five years) for the use of the VSAT hardware installed at a customer's facilities. HNS has an arrangement with a financial institution to borrow against the future operating lease revenues at the inception of the operating lease. When amounts are funded under this arrangement, customer credit risk for the operating lease passes to the financial institution, the financial institution receives title to the equipment and obtains the residual rights to the equipment after the operating lease with the customer has expired. HNS retains a continuing obligation to the financing institution to indemnify it from losses that may incur (up to the original value of the hardware) from non-performance of the HNS system (a "Non-Performance Event"). Since the inception of the borrowing program in 1997, HNS has not been required to make any indemnification payments for a Non-Performance Event; however, HNS did incur nominal costs in a period prior to 2002 to re-establish service for a group of customers who were impacted by the failure of a third-party satellite. HNS has not provided a Non-Performance Event reserve because it believes that the possibility of an occurrence of a Non-Performance Event due to a service outage is remote, given the ability to quickly re-establish customer service at relatively nominal costs.

VSAT hardware borrowings outstanding at December 31, 2004 mature as follows:
$44.4 million in 2005, $18.2 million in 2006, $12.8 million in 2007, $3.8 million in 2008, $1.4 million in 2009, and $0.2 million thereafter.

Long-term debt includes various term loans of an HNS subsidiary in India funded by local banks in Indian Rupees. The balances outstanding as of December 31, 2004 were $1.2 million at 11.25% for which $0.8 million is due in 2006 and $0.4 million is due in 2007.

At December 31, 2002, a foreign subsidiary in Europe had outstanding long-term debt of $17.5 million related to bank borrowings bearing interest at 4.33%. This debt was repaid in 2003 in connection with a recapitalization of the subsidiary.

Note 11: Retirement Programs and Other Post-Retirement Benefits

HNS employees participate in contributory and noncontributory defined benefit retirement plans maintained by DTVG. These plans are available to substantially all domestic full-time employees. Benefits are based on years of service and compensation earned during a specified period of time before retirement. The accumulated benefit obligation and net assets available for benefits for employees have not been separately determined and are not included in HNS' combined consolidated balance sheets. In addition to pension benefits, DTVG charges HNS for the cost of certain other post-retirement benefits. The accumulated post-retirement benefit obligation related to employees has not been separately determined and is not included in the accompanying combined consolidated balance sheets. HNS' portion of the cost of these benefit plans, allocated from DTVG, amounted to $13.6 million, $13.0 million, and $10.8 million for the years ended December 31, 2004, 2003, and 2002, respectively. The costs allocated from DTVG do not include pension curtailment and termination benefit charges recorded by DTVG as a result of the fact that HNS employees will no longer earn benefits in the DTVG plan subsequent to the completion of the SkyTerra transaction described in Note 1. HNS also participates in other health and welfare plans administered by DTVG for which HNS is billed directly by the provider. HNS employees participate in contributory and noncontributory defined benefit retirement plans maintained by DTVG. HNS does not have any benefit plans that are not maintained by DTVG or its wholly-owned subsidiaries. Except during the brief transition period under a contemplated secondment agreement between HNS and DTVG, following the completion of the SkyTerra transaction, HNS employees will no longer earn benefits under these benefit plans.

Note 12: Stock-Based Compensation

HNS participates in the Hughes Incentive Plan (the "Plan") together with other DTVG business units. Under the Plan, shares, rights, or options to acquire DTVG's common stock were authorized for grant subject to the approval of the Compensation Committee of the DTVG Board of Directors. In connection with the News Corporation transactions on December 22, 2003, 30.4 million outstanding options of DTVG's former parent company held by HNS employees were converted into options to acquire shares of DTVG stock.

The exercise price of the options granted under the Plan is equal to 100% of the fair market value of the underlying common stock on the date the options are granted. These nonqualified options generally vest over two to five years, vest immediately in the event of certain transactions, expire 10 years from date of grant, and are subject to earlier termination under certain conditions. DTVG allocates compensation expense to HNS for its covered employees based upon the method for recognizing compensation expense described in Note 3.

Commencing in 2003, DTVG's Compensation Committee has also granted restricted stock units under the Plan that vest over two to three years. During the year ended December 31, 2004, no restricted stock units were granted, and during the year ended December 31, 2003, 1.2 million restricted stock units were granted with a weighted average grant-date fair value of approximately $11.53 per share. Compensation expense charged to general and administrative expenses in the combined consolidated statement of operations related to restricted stock unit awards amounted to $3.0 million in 2003.

Following the completion of the SkyTerra transaction described in Note 1, HNS employees will no longer receive stock option or restricted stock unit grants from DTVG, and DTVG will remain responsible for all of the outstanding DTVG options for HNS employees.

Note 13: SPACEWAY Impairment Provision

HNS has historically managed the Business and SPACEWAY as separate products. The Business is an established product line with its own distinct revenues and operating costs, whereas SPACEWAY is a system that is under construction and for which HNS has not received or recognized any revenues. Prior to September 30, 2004, certain hardware costs relating to the construction of three satellites and a network operating center and development costs relating to network infrastructure for the SPACEWAY program had been capitalized as construction in progress over the period of construction through September 30, 2004.

During 2004, DTVG decided that it would offer the Business for sale, and it commenced a process for seeking buyers for this business. In the third quarter of 2004, DTVG determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that it would transfer two of the SPACEWAY satellites ("SW1" and "SW2") and certain support equipment to DIRECTV Holdings LLC, an affiliated company, for use in its direct-to-home satellite television business. DTVG also determined that it would include the remaining SPACEWAY assets as a component of the Business offered for sale. DTVG also assumed responsibility for the satellite manufacturing contract with Boeing covering all three of the satellites. These decisions by DTVG triggered the need to perform an asset impairment analysis on HNS' investment in SPACEWAY since the ultimate disposition of this investment differed from its original intended purpose. As of September 30, 2004, HNS had a capitalized value of $1,552.7 million for SPACEWAY of which $11.2 million represented capitalized software development costs, and the remainder was included in property as construction in progress. DTVG determined that the fair value of the satellites and other related support equipment to be transferred to DIRECTV was $250.0 million based upon an independent valuation. DTVG determined that the fair value of the remaining SPACEWAY assets, including the third SPACEWAY satellite ("SW3"), was $85.0 million, based upon an analysis of the alternative disposition opportunities available to DTVG. Previously capitalized costs in excess of these fair value amounts totaling $1,217.8 million were recognized as a SPACEWAY impairment provision in the third quarter of 2004. DTVG also determined that, given the uncertainty of recovery of any additional capitalized costs relating to SPACEWAY in a potential sale or other disposition, all subsequent spending on the SPACEWAY program would be expensed as incurred, other than costs directly related to the construction and launch of SW3. DTVG remains obligated under the satellite manufacturing contract for the completion of the construction of SW3 for an additional $49.0 million; however, it is contemplated that the portion of the contract relating to SW3 will be assigned to HNS upon the closing of the SkyTerra transaction described in Note 1 along with any remaining amounts due to the manufacturer.

Note 14: Restructuring Costs

In each of the years ended December 31, 2004, 2003, and 2002, HNS recognized restructuring costs of $11.0 million, $4.1 million and $10.3 million, respectively, principally attributable to employee headcount reductions. Restructuring costs recognized related principally to HNS' domestic operations and affected 9%, 7%, and 17% of the then existing headcount in each of the years ended December 31, 2004, 2003, and 2002, respectively. Severance costs per employee were greater in 2004 due to enhanced severance benefit programs resulting from the News Corporation transaction described in Note 16. These restructuring activities were primarily taken as cost reduction and downsizing actions intended to respond to market conditions in the principal markets served by the Company. Additionally, in 2004, the realignment of the SPACEWAY program in the third quarter of 2004 contributed to the need for additional downsizing adjustments. In connection with the SkyTerra transaction described in Note 1, HNS will relocate certain employees and operations in order to vacate certain leased facilities and the lease obligations on those facilities will remain with DTVG following the closing of the transaction. Restructuring costs of $7.8 million in 2004, $1.6 million in 2003, and $4.2 million in 2002 were charged to the "VSAT Business" segment, and the remainder, $3.2 million in 2004, $2.5 million in 2003, and $6.1 million in 2002, were charged to the "Other" segment described in Note 17.

Note 15: Other Income (Expense), Net

Other income (expense), net consists of the following:


                                                               Year ended December 31,
                                                      --------------------------------------
                                                           2004         2003         2002
                                                      --------------------------------------
                                                               (Dollars in thousands)

Equity in earnings (losses) of affiliates                  $ --       $(1,298)     $(7,773)
Minority interests' share of subsidiary earnings            (64)         (678)        (358)
Interest income                                             772         1,000        1,171
Gain on sale of real estate                               5,805            --           --
Foreign income tax expense                                  (32)       (2,199)      (3,117)
                                                      --------------------------------------
     Total Other Income (Expense), Net                   $6,481       $(3,175)    $(10,077)
                                                      ======================================

Note 16: Related-Party Transactions

In the ordinary course of its operations, HNS enters into transactions with related parties to purchase and/or sell telecommunications services, advertising, equipment, and inventory. Related parties include: General Motors Corporation ("GM") which through December 22, 2003 was the 100% owner of DTVG. News Corporation and its affiliates became related parties on December 23, 2003 when News Corporation purchased a minority interest in DTVG from GM. DTVG's consolidated subsidiaries include the DIRECTV businesses in the United States and Latin America, and PanAmSat, through August 20, 2004. Other related parties include Hughes Software Systems Ltd. ("HSS") through June 2004 and Hughes Tele.com India Ltd. ("HTIL") until December 2002.

As indicated in Note 3, HNS participates in the cash management program of DTVG, and DTVG is responsible for funding the working capital and capital expenditures of HNS as well as providing certain corporate services for which there are no analogous functions performed at HNS. DTVG also administers and maintains certain employee retirement and stock option programs in which employees from HNS participate and for which HNS is charged its allocable share of the related costs. Upon the closing of the proposed transaction with SkyTerra described in Note 1, HNS' participation in the programs administered by DTVG will cease, and HNS will have to establish its own cash management program, employee benefits program, and service organizations to provide for the functions that DTVG provided prior to the closing.

Under the terms of the Agreement discussed in Note 1, DTVG will retain the responsibility for all pre-closing tax obligations of HNS (to the extent not recorded in the financial statements) as well as obligations related to certain pending litigation and facilities leases for property that HNS has agreed to vacate. DTVG must also liquidate all capital lease debt and all foreign indebtedness of the HNS business, and DTVG will remain liable for its indemnities to third parties relating to the VSAT hardware financing borrowings, and in turn DTVG will be indemnified by the Company as to the VSAT hardware financings.

The following represents a summary of purchases of equipment and services from related parties and the allocation of the cost of employee benefits from DTVG and its subsidiaries or affiliates (which include DIRECTV Holdings LLC, PanAmSat Corporation, and commencing on December 23, 2003, News Corporation and its affiliates):

                                              Year ended December 31,
                                          ------------------------------------
                                             2004          2003        2002
                                          ------------------------------------
                                              (Dollars in thousands)

DIRECTV Group                              $27,647       $28,318     $18,956
DIRECTV Latin America                           10            --          --
HSS                                         13,787        17,341      11,576
PanAmSat Corporation                        34,382        57,826      61,655
                                          ------------------------------------
     Total                                 $75,826      $103,485     $92,187
                                          ====================================

The following represents a summary of product and service revenues from related parties:

                                                Year ended December 31,
                                          ------------------------------------
                                             2004          2003        2002
                                          ------------------------------------
                                                (Dollars in thousands)

DIRECTV Group                               $2,039        $1,800        $ --
DIRECTV Latin America                          128            --       2,459
HTIL                                            --            --         420
PanAmSat Corporation                         1,444         4,136       3,235
                                          ------------------------------------
     Total                                  $3,611        $5,936      $6,114
                                          ====================================

The following represents a summary of net amounts due (to) from related parties:

                                                  At December 31,
                                          ------------------------------------
                                             2004          2003         2002
                                          ------------------------------------
                                              (Dollars in thousands)

DIRECTV Group                             $(20,297)     $(14,220)    $(12,299)
DIRECTV Latin America                          (10)         (237)         472
HSS                                             --          (367)       1,639
PanAmSat Corporation                            --        (6,354)      (4,529)
                                          ------------------------------------
     Total                                $(20,307)     $(21,178)    $(14,717)
                                          ====================================

Note 17: Segment and Geographical Data

HNS operates in two business segments consisting of the VSAT segment (including SPACEWAY), which provides satellite-based private business networks and broadband Internet access to consumers, and the Other segment consisting of the Company's mobile satellite communications business unit, its carrier network services business unit, and the HNS corporate office.

Selected financial information for HNS' operating segments follows:


                                                    VSAT
                                                  Business          Other         Total
                                               -------------------------------------------
                                                        (Dollars in thousands)
2004
     Revenues                                     $696,693         $92,657      $789,350
     Segment operating loss                     (1,407,574)        (24,925)   (1,432,499)
     Depreciation and amortization                  91,027           5,946        96,973
     Segment assets                                486,266         100,618       586,884
     Capital expenditures                          131,834           6,997       138,831
2003
     Revenues                                     $665,623         $85,525      $751,148
     Segment operating loss                       (123,189)        (18,465)     (141,654)
     Depreciation and amortization                  88,130           6,709        94,839
     Segment assets                              2,150,252         166,688     2,316,940
     Capital expenditures                          204,220          11,309       215,529
2002
     Revenues                                     $571,390        $151,751      $723,141
     Segment operating loss                       (156,072)        (17,299)     (173,371)
     Depreciation and amortization                  89,356           8,116        97,472
     Segment assets                              2,082,214         244,146     2,326,360
     Capital expenditures                          450,589          17,460       468,049

Revenues by geographic area are summarized below based upon the source of the revenues:


                                                                   Year ended December 31,
                                                        ------------------------------------------
                                                            2004           2003           2002
                                                        ------------------------------------------
                                                                   (Dollars in thousands)
North America
     United States                                        $526,054       $501,390       $441,151
     Canada and Mexico                                      12,768          5,433          5,639
                                                        ------------------------------------------
         Total North America                              $538,822       $506,823       $446,790
                                                        ------------------------------------------
Europe
     United Kingdom                                        $22,554        $50,915       $135,608
     Germany                                                14,922          7,207         21,740
     Italy                                                  13,505          5,308            659
     Other                                                  55,596         26,073          2,938
                                                        ------------------------------------------
         Total Europe                                     $106,577        $89,503       $160,945
                                                        ------------------------------------------
South America and the Caribbean
     Brazil                                                 $8,847        $12,614        $12,578
     Other                                                   7,205          3,740          4,359
                                                        ------------------------------------------
         Total South America and the Caribbean             $16,052        $16,354        $16,937
                                                        ------------------------------------------
Africa, Asia, and the Middle East
     India                                                 $31,955        $40,151        $37,303
     UAE                                                    54,873         23,440          9,421
     China                                                   2,941         16,398         13,059
     Other                                                  38,130         58,479         38,686
                                                        ------------------------------------------
         Total Africa, Asia, and the Middle East          $127,899       $138,468        $98,469
                                                        ------------------------------------------
                  Total Revenues                          $789,350       $751,148       $723,141
                                                        ==========================================


Net property grouped by physical locations were as follows:


                                                                          At December 31,
                                                          --------------------------------------------
                                                              2004           2003           2002
                                                          --------------------------------------------
                                                                      (Dollars in thousands)
North America
     United States                                          $212,992     $1,764,012     $1,648,028
     Canada and Mexico                                            --              6              9
                                                          --------------------------------------------
         Total North America                                $212,992     $1,764,018     $1,648,037
                                                          --------------------------------------------
Europe
     United Kingdom                                           $1,267         $3,225         $8,244
     Germany                                                   6,781         11,423         12,548
     Other                                                        --             14             34
                                                          --------------------------------------------
         Total Europe                                         $8,048        $14,662        $20,826
                                                          --------------------------------------------
South America and the Caribbean
     Brazil                                                     $ --         $1,037           $256
     Other                                                        --             --             --
                                                          --------------------------------------------
         Total South America and the Caribbean                  $ --         $1,037           $256
                                                          --------------------------------------------
Africa, Asia, and the Middle East
     India                                                    $5,704         $6,702         $6,969
     China                                                        --            573            371
     Other                                                        --            207            239
                                                          --------------------------------------------
         Total Africa, Asia, and the Middle East              $5,704         $7,482         $7,579
                                                          --------------------------------------------
                  Total Net Property                        $226,744     $1,787,199     $1,676,698
                                                          ============================================


Note 18: Commitments and Contingencies

Litigation

Litigation is subject to uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Various legal actions, claims, and proceedings are pending against HNS arising in the ordinary course of business. HNS has established loss provisions for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, treble damage claims, or sanctions, that if granted, could require HNS to pay damages or make other expenditures in amounts that could not be estimated at December 31, 2004.

In November 2001, Helius, Inc. filed suit in the United States District Court for the District of Utah, Central Division against DTVG, formerly Hughes Electronics Corporation and Hughes Network Systems, Inc. alleging patent infringement. This lawsuit is included in the litigation that will be assumed by the Company pursuant to the Agreement. The case is scheduled for trial in January of 2006. The Company disputes plaintiff's claims and intends to vigorously defend this action.

In 2002, the Indian Department of Revenue Intelligence ("DRI"), initiated an action against a former affiliate and customer of the Company, Tata Teleservices (Maharashtra) Ltd., ("TTML"), formerly Hughes Telecom (India) Ltd., ("HTIL"), relating to alleged under payment of customs duty and misclassification of import codes. The DRI action was also directed against the Company and other TTML suppliers whose shipments are the focus of the action. HTIL, renamed TTML after the Tata Group purchased our equity interest in December 2003, is the principal party of interest in this action. The Company, together with the other named suppliers, is potentially liable for penalties in an amount of up to five times the underpayment of the duty if found to have aided HTIL in avoiding duty. In connection with our sale to the Tata Group, we did not indemnify TTML in relation to its own potential liability in this matter. Currently, the parties have filed replies to the DRI's allegations and are involved in procedural actions to determine jurisdiction. The Company disputes plaintiff's claims and intends to vigorously defend this action.

In January 2005, DTVG and Hughes Network Systems, Inc. entered into a consent agreement (the "Consent Agreement") with the US Department of State regarding violations of the International Traffic in Arms regulations involving exports of technology related to the VSAT business primarily to China. As part of the Consent Agreement, which will apply to the Company after the transaction, one of the Company's subsidiaries was debarred from conducting certain international business until at least May 2005, at which point it can seek reinstatement, and the Company is required to enhance its compliance program to avoid future infractions. As a result of the debarment, the Company is currently unable to perform its obligations under certain contracts in China and Korea addressed by the Consent Agreement, and if ultimately unable to perform, the Company may be liable for certain damages of up to $5 million as a result of its non-performance.

After discussion with counsel representing HNS in the actions described above, it is the opinion of management that such litigation is not expected to have a material adverse effect on HNS' combined consolidated results of operations, financial position, and cash flows.

Product Warranties

HNS warrants its hardware products for up to twelve months following the date of installation. A large portion of its enterprise customers enter into maintenance agreements under which the company recognizes revenue for providing maintenance services that prolong the life and effectiveness of the installed hardware, thus minimizing the potential for warranty claims or repairs. Warranty reserves are determined based on historical warranty repair experience and an assessment of the number of units remaining under warranty coverage. Long-term contracts for the sale of wireless communications systems may include contractual provisions relating to warranty coverage for fixed terms generally not exceeding five years. Warranty provisions for these contracts are included in the determination of overall contract costs and earnings, based on management's estimates of the cost of the related coverage. Accrued contract warranty costs are reviewed and adjusted, as appropriate, over the term of the contractual warranty period.

Changes in the accrued warranty costs were as follows:

                                         2004         2003         2002
                                      --------------------------------------
                                             (Dollars in thousands)

Balance at January 1                    $3,607        $3,506       $5,743
Warranty cost accrual                    3,865         3,450        3,223
Warranty costs incurred                 (3,639)       (3,349)      (5,460)
                                      --------------------------------------
     Balance at December 31             $3,833        $3,607       $3,506
                                      ======================================

Other

At December 31, 2004, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for real property and aggregated $23.5 million, payable as follows: $9.9 million in 2005, $4.1 million in 2006, $3.1 million in 2007, $2.2 million in 2008, $3.4 million in 2009, and $0.8 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases, net of sublease income, were $33.5 million in 2004, $38.8 million in 2003, and $41.9 million in 2002.

HNS has minimum commitments under noncancelable vendor obligations for acquisition of space segment. As of December 31, 2004, minimum payments over the terms of applicable contracts are anticipated to be approximately $469.7 million, payable as follows: $126.8 million in 2005, $99.4 million in 2006, $67.1 million in 2007, $41.8 million in 2008, $31.6 million in 2009, and $103.0 million thereafter. Rental expenses under operating leases for space segment were $133.3 million in 2004, $122.0 million in 2003, and $125.8 million in 2002.

HNS is contingently liable under standby letters of credit and bonds in the aggregate amount of $17.7 million that were undrawn at December 31, 2004. These obligations expire as follows: $6.9 million in 2005, $2.5 million in 2006, $1.1 million is 2007, none in 2008, and the remainder thereafter. In addition, DTVG is contingently liable as a guarantor of standby letters of credit and bonds in the aggregate amount of $4.9 million for the benefit of HNS, substantially all of which expire within one year. Upon expiration of these agreements, DTVG will no longer act as a guarantor of credit on behalf of HNS.

In connection with the prior disposition by HNSI of a subsidiary that was an affiliate of HNS, HNS entered into a services contract under which it agreed to procure minimum annual levels of services from the former subsidiary over a two year period ending March 31, 2007. As a result of the SkyTerra transaction described in Note 1, management has reassessed its future needs for services under this contract and has determined that it will no longer require the level of services previously contemplated and has assigned $5.0 million of the asset impairment provision described in Note 1 to this obligation to state it at its fair value at December 31, 2004.

Pursuant to the terms of the Agreement described in Note 1, HNS has limited rights with respect to its investment in common stock of an unconsolidated affiliate carried in other assets in the combined consolidated balance sheets. Among other things, HNS may not pledge or otherwise encumber these shares, and while it may sell the shares to an unaffiliated third party, it must deliver the net proceeds from such sale to DTVG. The shares must be returned to DTVG within three years of the closing of the SkyTerra transaction unless a qualifying disposition of the shares has occurred. Accordingly, at December 31, 2004, HNS has recorded a liability in other long-term liabilities due to affiliates in the combined consolidated balance sheet for the amount of $8.9 million for this investment.

                         SKYTERRA COMMUNICATIONS, INC.
                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes that the following occurred on December 31, 2004: (i) Hughes Network Systems, LLC ("HNS") incurred $325.0 million of term indebtedness and obtained a $50.0 million revolving credit facility, (ii) Hughes Network Systems, Inc. ("HNSI"), a wholly-owned subsidiary of The DIRECTV Group, Inc. ("DIRECTV"), contributed to HNS substantially all of the assets and certain liabilities of its very small aperture terminal, mobile satellite and carrier businesses, as well as the certain portions of its SPACEWAY Ka-band satellite communications platform that is under development, (iii) in consideration for the contribution, HNS paid HNSI $190.7 million of cash, which represents the stated purchase price of $201.0 million less an estimated purchase price adjustment of $10.3 million, and (iv) SkyTerra Communications, Inc. (the "Company") acquired 50% of the equity interests of HNS for $50.0 million in cash and 300,000 shares of the Company's common stock (the "HNS Acquisition") (collectively, the "HNS Transactions"). The Unaudited Pro Forma Condensed Consolidated Statement of Operations reflects the results of the Company for the year ended December 31, 2004 assuming the following occurred on January 1, 2004: (i) the HNS Transactions, (ii) MSV Investors, LLC, an 80% owned subsidiary of the Company, converted its Mobile Satellite Ventures LP (the "MSV Joint Venture") convertible promissory notes in the principal amount of approximately $51.1 million (the "Company's MSV Notes") into 23% of the limited partnership interests of the MSV Joint Venture on an undiluted basis, at their original conversion price of $6.45 per unit (the "Conversion") and (iii) the MSV Joint Venture raised $145.0 million in cash by selling partnership units for $29.45 per unit and exchanged or converted approximately $84.9 million of debt securities, including the Conversion (the "MSV Joint Venture Financing").

The Unaudited Pro Forma Condensed Consolidated Financial Statements are derived from the historical financial statements of the Company, the MSV Joint Venture and HNS, after giving effect to the MSV Joint Venture Financing and the HNS Transactions and assumptions and adjustments considered appropriate by the Company, certain of which are described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. The Unaudited Pro Forma Condensed Consolidated Financial Statements are provided for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that actually would have been obtained if the MSV Joint Venture Financing and the HNS Transactions had occurred on the dates indicated or of the operating results that may be obtained in the future.

The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical financial statements, and the related notes thereto, of the Company, the MSV Joint Venture and HNS. The historical financial statements of HNS and the related notes thereto as of and for the year ended December 31, 2004 are included herein. The historical financial statements of each of the Company and the MSV Joint Venture and the related notes thereto as of and for the year ended December 31, 2004 have been previously filed with the Securities and Exchange Commission.

                         SKYTERRA COMMUNICATIONS, INC.
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                (In thousands)


                                                                                    December 31, 2004
                                                                     ------------------------------------------------
                                                                         SkyTerra      Pro Forma           SkyTerra
                                                                        Historical    Adjustments         Pro Forma
                                                                     ------------------------------------------------
                               Assets
Current assets:
   Cash and cash equivalents                                               $34,759         $342   (2)      $35,101
   Short-term investments                                                   59,748      (50,000)  (1)        9,748
   Accounts receivable                                                          29           --                 29
   Deferred transaction costs                                                4,989       (4,989)  (2)           --
   Prepaid expenses and other current assets                                   851           --                851
                                                                     ------------------------------------------------
     Total current assets                                                  100,376      (54,647)            45,729

Property and equipment, net                                                    605           --                605
Investment in Mobile Satellite Ventures                                     50,098           --             50,098
Investment in Hughes Network Systems                                            --       55,160   (1)       55,160
Investments in affiliates                                                    3,361           --              3,361
Other assets                                                                   130           --                130
                                                                     ------------------------------------------------
     Total assets                                                         $154,570         $513           $155,083
                                                                     ================================================

                Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                                         $2,210          $--             $2,210
   Accrued liabilities                                                       8,281       (4,647)  (2)        3,634
   Deferred revenue                                                             21           --                 21
                                                                     ------------------------------------------------
     Total current liabilities                                              10,512       (4,647)             5,865
                                                                     ------------------------------------------------
Series A Convertible Preferred Stock, $.01 par value, net of
   unamortized discount of $32,589                                          88,706           --             88,706
                                                                     ------------------------------------------------
Minority interest                                                            9,974           --              9,974
                                                                     ------------------------------------------------
Stockholders' equity:
   Preferred stock, $.01 par value                                              --           --                 --
   Common stock, voting, $.01 par value                                         84            3   (1)           87
   Common stock, non-voting, $.01 par value                                     90           --                 90
   Additional paid-in capital                                              584,798        5,157   (1)      589,955
   Accumulated other comprehensive loss                                         (3)          --                 (3)
   Accumulated deficit                                                    (539,591)          --           (539,591)
                                                                     ------------------------------------------------
     Total stockholders' equity                                             45,378        5,160             50,538
                                                                     ------------------------------------------------
     Total liabilities and stockholders' equity                           $154,570         $513           $155,083
                                                                    =================================================

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                         SKYTERRA COMMUNICATIONS, INC.
                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS
                       (In thousands except share data)


                                                                           For the Year Ended December 31, 2004
                                                                      ----------------------------------------------
                                                                          SkyTerra        Pro Forma      SkyTerra
                                                                         Historical      Adjustments    Pro Forma
                                                                      ----------------------------------------------
Revenues                                                                    $2,127          $--            $2,127
Cost of revenues                                                             2,072           --             2,072
                                                                      ----------------------------------------------
   Gross profit                                                                 55           --                55
Expenses:
   Selling, general and administrative                                      11,155           --            11,155
   Impairment charge                                                           755           --               755
                                                                      ----------------------------------------------
     Total expenses                                                         11,910           --            11,910
                                                                      ----------------------------------------------
Loss from operations                                                       (11,855)          --           (11,855)
Interest income, net                                                        10,548       (5,552)  (3)       4,996
Equity in loss of Mobile Satellite Ventures                                 (1,020)      (4,818)  (4)      (5,838)
Equity in loss of Hughes Network Systems                                        --      (24,683)  (5)     (24,183)
                                                                                            500   (7)
Equity in loss and loss on investments in affiliates                        (1,336)          --            (1,336)
Other income, net                                                           21,045        1,000   (6)      21,545
                                                                                           (500)  (7)
Minority interest                                                             (216)       2,074   (8)       1,858
                                                                      ----------------------------------------------
Net income                                                                  17,166      (31,979)          (14,813)
Cumulative dividends and accretion of convertible preferred
   stock to liquidation value                                               (9,918)          --            (9,918)
                                                                      ----------------------------------------------
Net income attributable to common stockholders                              $7,248     $(31,979)         $(24,731)
                                                                      ==============================================
Earnings (loss) per share from continuing operations:
   Basic                                                                     $0.48                         $(1.60)
                                                                      =============                   ==============
   Diluted                                                                   $0.46                         $(1.60)
                                                                      =============                   ==============
Weighted average common shares outstanding:
   Basic                                                                15,115,895      300,000 (1)    15,415,895
                                                                      ==============================================

   Diluted                                                              15,837,370                     15,415,895
                                                                      =============                   ==============


See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                         SKYTERRA COMMUNICATIONS, INC.
                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

     The Unaudited Pro Forma Condensed Consolidated Financial Statements are based on the following assumptions and adjustments:

(1) Represents the purchase of 50% of the equity interests of HNS for $50.0 million in cash and 300,000 shares of the Company's common stock. Following the HNS Transactions, the Company will account for its interest in HNS under the equity method in accordance with Financial Accounting Standards Board Interpretation No. 46R, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46R"), as the Company will not be the primary beneficiary, as defined in FIN 46R, of HNS.

(2) Represents the $5.0 million of transaction costs, including legal, accounting and other costs directly related to the transaction, incurred by the Company in connection with the HNS Transactions which are payable by HNS upon closing of the HNS Transactions.

(3) Reflects an adjustment of $5.6 million representing the elimination of interest earned on the Company's MSV Notes.

(4) Reflects an adjustment of $4.8 million representing the Company's proportionate share of the MSV Joint Venture's net loss (as adjusted for the elimination of interest expense on the debt securities exchanged or converted as part of the MSV Joint Venture Financing) as accounted for under the equity method.

(5) Reflects an adjustment of $24.7 million representing the Company's proportionate share of HNS' pro forma net loss as accounted for under the equity method in accordance with FIN 46R. The following reconciliation of HNS' historical net loss to HNS' pro forma net loss for the year ended December 31, 2004 assumes that the HNS Transactions occurred on January 1, 2004:



                                                         HNS          Pro Forma            HNS
                                                      Historical     Adjustments        Pro Forma
                                                    ----------------------------------------------
                                                                   (in thousands)

    Revenues:
    Services                                           $387,591           $--           $387,591
    Hardware sales                                      401,759            --            401,759
                                                    ----------------------------------------------
         Total revenues                                 789,350            --            789,350
    Operating costs and expenses:
       Cost of services                                 290,469          (575)  (a)      289,894
       Cost of hardware products sold                   322,507        (1,251)  (a)      321,256
       Research and development                          71,733        (1,515)  (a)       70,218
       Sales and marketing                               72,564          (196)  (a)       72,368
       General and administrative                        85,538       (21,281)  (b)       64,257
       Restructuring costs                               10,993       (10,993)  (c)           --
       SPACEWAY impairment provision                  1,217,745    (1,217,745)  (d)           --
       Asset impairment provision                       150,300      (150,300)  (e)           --
                                                    ----------------------------------------------
         Total operating costs and expenses           2,221,849    (1,403,856)           817,993
                                                    ----------------------------------------------
    Operating loss                                   (1,432,499)    1,403,856            (28,643)
    Interest expense                                     (7,466)      (19,738)  (f)      (27,204)
    Other income, net                                     6,481             -              6,481
                                                    ----------------------------------------------
    Net loss                                        $(1,433,484)   $1,384,118           $(49,366)
                                                    ==============================================


(a) Reflects the elimination of rent and certain other direct costs associated with facilities that will be retained by DIRECTV. Together with the facility cost adjustment in general and administrative costs (see footnote (b) below), the total facility adjustment amounts to $6.5 million.

(b) Reflects the adjustment to general and administrative costs, net as follows (in thousands):

    Benefits program (i)                                     $(18,075)
    Insurance programs (ii)                                    (1,234)
    Facilities costs (iii)                                     (2,972)
    Management fee (iv)                                         1,000
                                                           ------------
                                                             $(21,281)
                                                           ============

    (i) Includes elimination of the costs of certain employee benefit programs that will not be continued by HNS following the HNS Acquisition. These programs include a defined benefit retirement plan, a restricted stock unit plan and a long-term incentive plan.

    (ii) Reflects the difference between the corporate allocation of insurance costs from DIRECTV of $3.7 million and the estimated costs of insurance programs on a stand-alone basis of $2.5 million. The estimated costs are based on third party quotes received from providers based on the insurance programs that will be implemented following the closing of the HNS Acquisition.

    (iii) The adjustment reflects the elimination of rent and certain other direct costs included in general and administrative costs associated with facilities that will be retained by DIRECTV.

     (iv) Represents the annual management fee to be paid to the Company pursuant to the limited liability company operating agreement.

 (c) Reflects the elimination of the severance expense that was charged to restructuring costs in 2004 relating to a staff reduction of 164 personnel announced in connection with the HNS Acquisition and the realignment of the SPACEWAY program.

 (d) In the third quarter of 2004, DIRECTV determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that two of the SPACEWAY satellites and certain support equipment would be transferred to an affiliated company. These decisions triggered the need to perform an asset impairment analysis on the carrying amount of HNS' SPACEWAY assets since the ultimate use of these assets differed from the original intended purpose. The impairment provision reflected the result of the impairment analysis and represented the excess of the previously capitalized costs over the fair values as determined by the analysis. The adjustment reflects the elimination of the impairment provision recognized in connection with the realignment of the SPACEWAY program

 (e) As a result of the HNS Acquisition, HNS performed an impairment analysis on the carrying value of its net assets. Based on the purchase price for the assets in the Acquisition, HNS determined that the fair value of its net assets was $150.3 million less than the carrying amount at the date of the contribution agreement. Accordingly, HNS recognized an impairment provision relating to the excess of the carrying amount of its net assets over their fair value. The adjustment reflects the elimination of the asset impairment provision recorded as a result of the HNS Acquisition.

 (f) Interest expense adjustment including (in thousands):

     Cash interest on the term indebtedness and
       revolving credit facility (i)                               $(18,959)
     Amortization of debt issuance costs (ii)                        (1,402)
     Interest expense on debt to be repaid by DIRECTV (iii)             623
                                                                ------------
                                                                   $(19,738)
                                                                ============

     (i) Reflects the net change in interest expense as a result of the pro forma interest expense calculated using an interest rate of 5.06% (3-month LIBOR at December 31, 2004 plus 2.50%) on the first lien term indebtedness and 8.06% (3-month LIBOR at December 31, 2004 plus 5.50%) on the second lien term indebtedness and a 0.50% commitment fee on the revolving credit facility. Each 0.125 percentage point change in interest rates on the term indebtedness and the revolving credit facility would result in a $0.5 million change in annual interest expense, assuming the entire revolving loan was undrawn.

     (ii) Represents the amortization of capitalized debt issuance costs of $9.9 million over the term of the debt incurred in connection with the HNS Transactions as follows: $6.3 million over the seven year term of the first lien term indebtedness, $2.3 million over the eight year term of the second lien term indebtedness and $1.3 million over the six year term of the revolving credit facility.

     (iii) Represents the elimination of interest expense relating to debt that is required to be repaid in connection with the HNS Transactions.

(6) Reflects an adjustment of $1.0 million representing the management fee payable by HNS to the Company.

(7) Reflects the elimination of 50% of the management fee payable by HNS to the Company.

(8) Reflects an adjustment of $2.1 million representing the portion of the amounts included in footnotes (3) and (4) above which are attributable to the group of unaffiliated third parties who own approximately 20% of MSV Investors, LLC.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


Date:  April 26, 2005                     By: /s/ CRAIG J. KAUFMANN
                                             ---------------------------------
                                              Name:    Craig J. Kaufmann
                                              Title:   Controller and Treasurer